Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 06-015	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

HORNBECK OFFSHORE CLOSES NEW REVOLVING CREDIT FACILITY

Covington, LA – October 2, 2006 – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has closed on a new five-year senior secured revolving credit facility that increased the amount of the borrowing base, extended the maturity, lowered the interest rate and improved the financial flexibility of the covenant package of the Company’s prior revolving credit facility, commensurate with its enhanced credit standing.

The new revolving credit facility has increased the Company’s borrowing base from $60 million to $100 million, with an accordion feature that allows for the potential expansion of the facility up to $250 million in total. The new facility has also extended the maturity of the prior facility from February 2009 to September 2011.

With the new facility, the Company has the option of borrowing at a variable rate of interest equal to either (i) the greater of the Prime Rate or the Federal Funds Effective Rate plus  1/2 of 1% or (ii) the London Interbank Offered Rate, or LIBOR; plus in each case an applicable margin. The applicable margin for each base rate is determined by a pricing grid, which is based on the Company’s Leverage Ratio, as defined in the Credit Agreement. The new facility has reduced the Company’s applicable LIBOR margin by 100 basis points on the low-end of the pricing grid and 200 basis points on the high-end. Based on its current Leverage Ratio and the new pricing grid, the Company could borrow today at a variable interest rate of approximately 5.85%, which is 50 basis points above current LIBOR.

As of September 30, 2006, the Company had no balance outstanding under the new revolving credit facility and had $100 million of credit immediately available under such facility. As of that date, eight offshore supply vessels and four ocean-going tugs and associated personalty collateralized the new facility. The new revolving credit facility is available for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures.

Wells Fargo Bank, N.A. acted as sole lead arranger, sole bookrunner and administrative agent and Comerica Bank acted as syndication agent for the new revolving credit facility. Amegy Bank N.A., Capital One, N.A., DnB NOR Bank ASA, Fortis Capital Corp. and JPMorgan Chase Bank, N.A. are the remaining lenders in the Company’s expanded bank group.

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

Todd Hornbeck, the Company’s Chairman, President and Chief Executive Officer commented, “This new expanded facility will significantly increase our standby liquidity and improve our financial flexibility to take advantage of any strategic growth opportunities that may present themselves in the future. With our current cash position at over $300 million, we now have immediately available liquidity of $400 million, with the ability through an accordion feature to increase that figure to $550 million with minimal time and effort.”

Jim Harp, the Company’s Executive Vice President and Chief Financial Officer added, “This is the latest step in our on-going effort to deliver stockholder value by lowering our cost of debt capital. At the low-end of our variable rate pricing grid, which is where our current net leverage ratio puts us today, we’ve lowered our applicable LIBOR margin from 150 to 50 basis points. On the high-end of the grid, we’ve lowered our applicable LIBOR margin from 350 to 150 basis points. We were also able to reduce our unused fee by roughly 10 to 20 basis points.

“We are very pleased that we have been able to monetize the substantial improvement in our creditworthiness since we last amended and restated our revolver in February 2004. Since that time, we’ve issued nearly $300 million in common stock and robust market conditions in each of our two business segments have allowed us to substantially improve our current and projected capitalization, leverage and coverage ratios. Our bank group rewarded our efforts with more credit, better pricing and an improved covenant package,” Mr. Harp concluded.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

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